Exhibit 10.19
Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. Such omitted information is indicated by brackets “[***]”) in this exhibit.
SUPPLY AGREEMENT
This Supply Agreement (the “Agreement”), is effective as of September 24, 2024 (“Effective Date”) is by and between Greatbatch Ltd., with an office at 10000 Wehrle Drive, Clarence, New York 14031, and its Affiliates (“Greatbatch”), and MicroTransponder, Inc., with an office at 2802 Flintrock Trace, Suite 226, Austin, TX 78738, and its Affiliates (“Customer”). Greatbatch and Customer may each be referred to individually herein as a “Party” and collectively as the “Parties.”
This Agreement sets forth the terms and conditions of the manufacture and sale of certain products by Greatbatch to Customer upon satisfactory completion of the process validations pursuant to the Project Plan as delineated in the Development Agreement. A list of defined terms used in this Agreement is contained in Schedule A.
In consideration of mutual covenants and promises contained herein, Greatbatch and Customer agree to the following:
1.    Supply and Purchase of Products.
1.1    Supply. During the Term, Greatbatch will manufacture and sell to Customer the Product, which Customer may order from time to time during the Term, at the prices and on such other terms and conditions set forth in this Agreement, including, but not limited to, its Schedules. All sales of Products by Greatbatch to Customer are subject to the terms and conditions of this Agreement and are not subject to the terms and conditions contained in any purchase order of Customer or confirmation by Greatbatch, except insofar as a purchase order or confirmation establishes the quantity, destination, shipping information and the desired delivery date (which must satisfy the standard Lead Times identified for the applicable Product). Greatbatch will not subcontract or delegate any of its obligations under this Agreement without the prior written consent of Customer.
1.2    Specifications. Any modification to the Specifications must be agreed upon by the parties in writing in accordance with the following procedure:
(a)    If Greatbatch determines that it is necessary or desirable to make a modification in process, material or design affecting the form, fit, function or performance of any Product, Greatbatch will notify Customer in writing of the proposed change and specify the impact, if any, the modification will have on the (i) lead time necessary to implement the proposed modification and (ii) the amount and nature of any price change, if any, estimated to result from implementing the proposed modification.
(b)    If Customer determines that it is necessary or desirable to make a modification to any Specifications, then Customer will so notify Greatbatch in writing. Greatbatch will respond and identify (i) Greatbatch’s suggestions, if any, for modifying Customer’s proposed modification to the Specifications, (ii) the lead time necessary to implement the proposed modification, (iii) the one time implementation cost to implement such change and (iv) the amount and nature of any price change to the final

Product, if any, estimated to result from implementing the proposed modification. Greatbatch shall implement any Customer-initiated change to the Specifications that is technically feasible, does not materially impair Greatbatch’s ability to manufacture the Products in compliance with Applicable Law and this Agreement, and is consistent with industry practices, subject to the parties’ agreement pursuant to Section 1.2(f).
(c)    For any Greatbatch-initiated change to the Specifications, Greatbatch will be responsible for all finished good inventory, WIP, Product-specific non-returnable purchased material and any non-cancelable purchase orders outstanding with Greatbatch’s suppliers that do not meet the revised Specifications;
(d)    For any Customer initiated change to the Specifications, Customer will be responsible for all finished good inventory, WIP, Product-specific non-returnable purchased material and any non-cancelable purchase orders outstanding with Greatbatch’s suppliers that do not meet the revised Specifications;
(e)    For any changes to the Specifications resulting from third party action, Greatbatch and Customer will negotiate financial responsibility for all finished good inventory, WIP, Product-specific non-returnable purchased material and any non-cancelable purchase orders outstanding with Greatbatch’s suppliers that do not meet the revised Specifications; and
(f)    The parties will negotiate in good faith to agree upon (i) the one-time implementation or compliance costs reasonably necessary to implement a change under this Section 1.2 and the corresponding lead time to make such change, and (ii) any adjustment to ongoing per-unit Product costs, limited to the incremental costs as a result of such change as this change is implemented under this Section 1.2. In negotiating under this Section 1.2, the parties will work in good faith to minimize obsolescence costs and to ensure that technically feasible and compliant changes are implemented on commercially reasonable terms. Notwithstanding anything to the contrary herein, for any changes that are implemented pursuant to this Section 1.2, the parties agree to update the Specifications for the Products that are subject to this Agreement.
2.    Payment Terms; Pricing; Forecasts; Purchase Orders.
2.1    Payment Terms. All valid amounts referenced in or to be paid under this Agreement, exclude taxes, customs and duties and must be paid in United States funds within [***] days of the date of an undisputed invoice. Any invoice disputes will be communicated in writing to Greatbatch no later than [***] days from the date of invoice or the invoice will be deemed accepted by Customer with respect to all valid amounts.
2.2    Late Payment Penalties. Greatbatch reserves the right to charge interest on any such amounts which are past due [***]. Customer will be liable for all costs of collection of any such amounts incurred by Greatbatch, including, but not limited to, reasonable attorneys’ fees and court costs, if any. In addition to all other available rights and remedies on default,

Greatbatch may refuse orders, require advance payment in full, ship C.O.D. or halt shipments if all prior undisputed invoices are not paid in full.
2.3    Pricing. Customer will purchase the Products at the unit prices set forth on Schedule C. Subject to Section 2.4, this pricing will remain valid for all units purchased during the Term. Price of Products excludes taxes, duties, customs, and tariffs on finished Product and such items will be the responsibility of Customer. In determining the prices of individual units, the price of Products will be determined each year by the annualized forecast for the Product. Prices may be adjusted during the year [***].
2.4    Price Adjustment.
(a)    The price for any Product may be adjusted up or down from time to time during the Term if there is a change to Greatbatch’s final cost to manufacture the Product, including, but not limited to increases or decreases in taxes, customs, duties and tariffs, as well as costs of labor and all other relevant costs. Such price adjustment shall be limited to the incremental change in cost. This price adjustment does not include the volume efficiencies achieved by Greatbatch that are used to provide the price reductions in the pricing tables.
(b)    The price for any Product may be adjusted up or down in the event of a change to the Specifications in accordance with Section 1.2 or if a Product redesign results in a change in the cost of the Product; provided however, that the change in price is limited to incremental costs as a result of such change. For the avoidance of doubt, the unit pricing in Schedule C as of the Effective Date reflects the costs projected for the preliminary specifications for the Products. As part of the Development Agreement management, changes to the specifications or manufacturing processes may occur that may impact the price of the Products; provided, however that any such price changes will be based on the incremental costs added as a result of changes to the preliminary specifications or manufacturing processes. Once development is complete and Specifications are defined and manufacturing processes are validated, any changes to the pricing in Schedule C will be substantiated pursuant to this Section 2.
2.5    Purchase Orders.
(a)    Subject to Section 1.1, all sales of the Products will be initiated pursuant to Customer purchase orders. Each purchase order must specify the following details: price, quantity, part number, revision, destination, shipping information and the desired delivery dates (which must satisfy the standard Lead Times identified in Schedule B).
(b)    Greatbatch will review and acknowledge, by written notice to Customer, any purchase order that satisfies the requirements set forth in Section 2.5(a). Such a purchase order will be deemed a “Firm Purchase Order”.
(c)    In the event that Greatbatch cannot comply with the quantity or the delivery date requested by Customer in any Firm Purchase Order, Greatbatch may request an alternative delivery date that is the earliest practical for delivery but such date must be within [***] of the date in the Firm Purchase Order. Greatbatch will use commercially reasonable efforts to satisfy the customer requested delivery date.
(d)    In the event that Customer cancels a Firm Purchase Order inside the standard Lead Time for a Product, then Customer will be responsible for all unamortized tooling charges, finished product, WIP, raw material, components and any non-cancelable purchase orders outstanding with suppliers directly related to the cancelled Firm Purchase Order. In the event that Customer cancels a Firm Purchase Order outside of the standard Lead Time for a Product, Customer and Greatbatch will negotiate the resulting costs. Customer may change a Firm Purchase Order only if agreed upon in writing by Greatbatch.
2.6    Minimum Purchases. Beginning upon FDA approval of the Wolfgang 2 IPG until the end of the Term, Customer agrees to purchase a minimum quantity of the Wolfgang 2 IPG per year of [***] (“Minimum Production Volume”) per calendar year. [***]. If the Minimum Production Volume is not met during any calendar year, then Greatbatch reserves the right to halt production of the Product. Greatbatch shall quote the Customer a reasonable restart fee to resume production of Wolfgang 2 IPG and any potential price adjustment. [***].
If during the Term of this Agreement with respect to any Product, for any reason: (a) Greatbatch fails to supply non-defective Products in accordance with this Agreement with respect to [***] of the Product scheduled to be delivered to Customer over any [***] period or (b) the Product is subject to an Epidemic Failure; then Greatbatch and Customer shall negotiate in good faith reductions in the Minimum Production Volume until such time as Greatbatch is in a position to satisfy future purchase orders.
2.7    Component Responsibilities.
(a)    Greatbatch shall maintain and manage adequate inventory in order to meet Customer’s purchase orders and component lead times. Greatbatch shall immediately notify Customer in the event of any potential material delays or shortages that may impact shipment dates.
(b)    Greatbatch may order components above the quantities required to satisfy purchase orders in order to meet minimum order quantities.
(c)    Subject to the remainder of this Section 2.7 Customer shall be responsible for the price of finished Products (as such prices are set forth on Schedule C) and the cost of other types of inventory purchased or manufactured by Greatbatch under the terms of this Agreement which becomes obsolete due to reduction in demand (i.e., components with lead times [***] which are ordered by Greatbatch to fulfill non-binding portions of a Customer forecast, but are in Products which Customer does not order in accordance with such forecast and which components thereafter expire before they can be used) or due to Engineering Change Orders, provided that Greatbatch has made a reasonable effort to return such inventory or cancel the applicable orders from vendors (except that this obligation on Greatbatch to return or cancel will not apply in the case of finished Products). In the event of such obsolescence, Greatbatch shall notify Customer in writing of the applicable inventory, which notice shall explain the reason such inventory became obsolete and shall include invoices and other documentation that show the cost to Greatbatch of such inventory.
(d)    Customer agrees the sourcing and procurement of components will be the sole responsibility of Greatbatch.
(e)    Customer will have the right to separately purchase components of the Wolfgang 2 IPG (ex. Batteries, feedthroughs) from Greatbatch, as the Customer may desire from time to time. Greatbatch will provide a quotation for such components and the pricing quoted for the component will be at the current market price.
2.8    Freight Costs; Shipments.
(a)    Freight Costs. Customer is responsible for the cost of shipping and insurance of the products from the delivery point to its premises.
(b)    Shipments. Unless otherwise agreed in writing by Greatbatch, the Products will be shipped Ex Works Greatbatch facility (e.g., EXW Greatbatch’s loading dock, or the loading dock of the party providing final packaging of the Products, as determined by Greatbatch). Risk of loss and title transfer to Customer when Greatbatch makes Product available for pick-up at the delivery point. Customer must conduct any incoming inspection tests not later than [***] from the date of its receipt of the Products. Products not rejected by Customer by written notice to Greatbatch within such period will be deemed accepted, with the exception of Products with latent defects that are not readily observable by Customer. Customer must report claims for shipping damage or shortages in writing to Greatbatch within such [***] period.
2.9    Forecasts. Simultaneous with the execution of this Agreement, and [***] thereafter, Customer will provide Greatbatch with a 12-month rolling forecast of Customer’s reasonably expected monthly order volume for each of the Products for the forthcoming 12-month period. [***]. The first [***] months of the 12-month rolling forecast will be considered binding for Product that is in production, and the remaining months of the 12-month rolling forecast will be considered non-binding. If Customer’s Firm Purchase Orders for any upcoming binding forecast period are for a quantity less than the applicable binding portion of the 12-month rolling forecast (the “Shortfall”), Customer will revise the current Firm Purchase Orders or submit additional Firm Purchase Orders to match the quantities reflected in the binding portion of the forecast. [***].
Manufacturing Location. If Greatbatch wishes to manufacture a Product at a location other than those listed in Schedule D, Greatbatch will provide notice to Customer before the location change to allow for qualification of the Product. Greatbatch will provide Customer with first article inspection, transfer plans, site specifications, on-site inspection and audit opportunities and any reasonable documentation, as requested by Customer, to ensure Greatbatch’s ability to continue production of each Product to meet its Specifications Notwithstanding the foregoing, Greatbatch recognizes that Customer is entering into this Agreement in reliance upon Greatbatch’s quality and delivery levels remaining consistent, regardless of the location at which each Product is manufactured. Greatbatch will not change the manufacturing location for a Product without the Customer’s consent, which shall not be unreasonably withheld, conditioned, or delayed. [***].
2.10    Exclusivity.
Customer Obligation:
(a)    During the Term, Customer will purchase at least [***] of its requirements for the Wolfgang 2 IPG from Greatbatch for use in the Customer’s Field of Use (“Customer Obligation”).
Greatbatch Obligation:
(b)    During the Term, Greatbatch will not sell the Wolfgang 2 IPG, or an identical product to any other Person for use in the Customer’s Field of Use.
(c)    As between the Parties, Customer shall have the exclusive right to purchase and sell the Products.
3.    Warranties, Limitation of Liability.
3.1    Mutual Warranties. Each party represents and warrants that (a) it has the corporate right, power and authority to enter into this Agreement and to perform all of its obligations hereunder and (b) the execution, delivery and performance by such party of this Agreement have been duly authorized by all necessary corporate action and do not and will not violate any provision of law or of such party’s charter or bylaws or result in the breach of or constitute a default under or require any consent under any other agreement or instrument to which such party is a party or by which such party may be bound or affected.
3.2    Customer Warranty. Customer represents and warrants that it will sell the Products and any devices containing the Products only in Field of Use. However, Customer may utilize the Products for engineering, clinical testing and other non-commercial activities outside of the Field of Use.
3.3    Limited Warranty and Limited Remedies. Greatbatch warrants that, for the period of twelve months for Products (“Warranty Period”) commencing upon Customer’s receipt of the Product, each Product sold under this Agreement will conform with the applicable Specifications and will be free from defects in material and workmanship. Notwithstanding anything contained in this Agreement to the contrary, the warranty of Greatbatch as provided herein will be void if any repairs, alterations, modifications or work have been performed on such Product, or to the extent that any alleged defect is the result of abuse, misuse, improper maintenance or storage, accident, action or inaction on the part of any party other than

Greatbatch. Nor will Greatbatch be responsible for (a) the quality or condition of any materials supplied by or through Customer or (b) any defect to the extent due to uses that do not conform to the applicable instructions. Subject to the foregoing, if a Product is not as warranted and Customer notifies Greatbatch in writing and returns that Product to Greatbatch within [***] days of Customer’s discovery, Greatbatch will, at its option, promptly repair or replace the defective Product or refund the purchase price of the Product. Prior to returning a Product to Greatbatch, Customer must contact its Greatbatch customer service representative and obtain a RMA number. Customer may return only the items and quantities approved through the RMA. Any such repaired or replaced Product will be shipped back to Customer at Greatbatch’s sole expense. This exclusive remedy will not be deemed to have failed of its essential purpose so long as Greatbatch is willing and able to repair or replace a defective Product, or refund the purchase price, in the prescribed manner. REPAIR OR REPLACEMENT OF THE PRODUCT, OR REFUND OF THE PURCHASE PRICE AS PROVIDED UNDER THIS LIMITED WARRANTY, IS CUSTOMER’S EXCLUSIVE REMEDY. THE WARRANTIES IN THIS ARTICLE 3 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR PARTICULAR PURPOSE.
3.4    Limitations. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, (A) NEITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY INDIRECT, CONSEQUENTIAL, COLLATERAL, SPECIAL OR INCIDENTAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS), , WHETHER SUCH CLAIM IS BASED ON CONTRACT, NEGLIGENCE, STRICT TORT, WARRANTY OR ANY OTHER BASIS, AND (B) GREATBATCH’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED [***] AMOUNTS THAT CUSTOMER HAS PAID TO GREATBATCH UNDER THIS AGREEMENT. ANY ACTIONS OR CLAIMS BY EITHER PARTY UNDER THIS AGREEMENT MUST BE BROUGHT BY SUCH PARTY WITHIN 12 MONTHS OF THE DATE ON WHICH SUCH PARTY BECAME AWARE OF THE CAUSE OF ACTION OR CLAIM.
4.    Compliance with Laws and Regulations.
4.1    Manufacturing of the Products. Greatbatch is responsible for material compliance with the Quality Agreement, Applicable Laws, the Quality System Regulations set forth in the U.S Food and Drug Administration 21 CFR Part 820, as amended from time to time and ISO 13485, as amended from time to time, regulating the design, development, testing and manufacture of the Deliverables by Greatbatch under this Agreement. Without limiting the generality of the foregoing, the Deliverables delivered to Customer under this Agreement will be developed and manufactured in material conformance with current revisions of ISO 9001 or ISO13485.Subject to the non-disclosure requirements of Section 10.1, Greatbatch will provide reasonable access, at a mutually agreed upon date and time, for Customer’s regulatory and quality personnel to (a) the portion of Greatbatch’s facilities used for the manufacture of Products pursuant to this Agreement and (b) the records of Greatbatch related to Products manufactured under this Agreement. The purpose of this reasonable access is to confirm Greatbatch’s compliance in the manufacture and development of the Deliverables under this Agreement with any applicable requirements noted in this Section 4.1. Greatbatch will advise Customer promptly of any material written report, recommendation, violation, citation or other adverse information provided to Greatbatch by an agent or representative of any national or international authority visiting or inspecting Greatbatch’s operations related to assembly and manufacture of the Products. Greatbatch will keep all required manufacturing records for each lot of Products for the period of time required by Applicable Laws. Greatbatch will test and inspect all Products before shipment for compliance with the Specifications, all Applicable Laws, and the Quality Agreement and shall provide to Customer written certification that each Product shipped was manufactured in compliance with the foregoing.
4.2    Legal Manufacturer of the Finished Medical Devices. Customer is the Legal Manufacturer of the Finished Medical Devices. Customer will obtain and maintain all regulatory registrations and approvals necessary and appropriate to manufacture, market, sell and promote the Finished Medical Devices in the United States and to export, market, sell and promote the Finished Medical Devices outside the United States in compliance with Applicable Laws. Customer is also responsible for all filings and required communications with regulatory authorities as required by Applicable Laws in connection with the Finished Medical Devices. Customer will maintain all required records necessary so that regulatory authorities can trace any Finished Medical Device to the facility that manufactured the Finished Medical Device and to the lot or batch of material from which the Finished Medical Device was manufactured. Greatbatch will maintain all required records necessary so that regulatory authorities can trace any Products to the facility that manufactured the Products and to the lot or batch of material from which the Products were manufactured.
4.3    Each party will comply with all Applicable Laws and applicable regulations in the performance of its duties and tasks under this Agreement.
5.    Complaints; Recalls of Product.
5.1    Complaints. Customer is responsible for establishing and maintaining appropriate complaint handling systems and compliance with all applicable regulatory reporting requirements (including, but not limited to, medical device reports and vigilance reports) in any country where the Finished Medical Device is sold and (a) is responsible for making all necessary reports to applicable regulatory agencies or authorities and (b) will provide copies of any necessary reports to Greatbatch as promptly as practicable. Customer and Greatbatch will cooperate in good faith to respond to all customer inquiries and complaints relating to the Products and the recordkeeping and reporting relating thereto. Customer must promptly notify Greatbatch of any Product-related complaint that it, its agents or designated representatives receive or any complaint, incident, or near incident, regarding the Product of which they become aware. Greatbatch will provide all reasonable assistance requested by Customer in investigating customer complaints, incidents or near incidents regarding the Product that are related to or arise from the manufacturing or packaging of the Product. To the extent that any such complaints are not attributable to a defect in Greatbatch’s manufacturing or packaging of the Product, Customer will pay Greatbatch for such investigation at Greatbatch’s standard consulting rates.
5.2    Recalls. If the FDA or any other regulatory authority under Applicable Law seizes any Product, requests a recall of the Product, or otherwise notifies Customer or Greatbatch of any violation or potential violation of any Applicable Law, the first notified party must promptly notify the other party and provide it with a copy of any applicable recall letter or equivalent written notification.
Customer and Greatbatch will reasonably cooperate with each other in the event of any recall of any Product. Customer and Greatbatch will each provide information reasonably requested by the other to investigate the cause and extent of the problem. To the extent the recall is in a country where the Product is sold under Customer’s approval or marketing clearance, Customer will have the final authority to determine the course of action, after consultation with Greatbatch. In the event that Greatbatch independently believes that a recall for any of the Products may be necessary or appropriate, Greatbatch will notify Customer. The parties will fully discuss, in good faith, and cooperate with each other concerning the necessity and nature of such action; however, the coordination thereof will be handled by Customer, whether or not such action was initially requested by Greatbatch.
Recalls will be the responsibility of Customer, and Customer will bear all expenses connected therewith. For the purposes of this Agreement, the expenses of the recall will include, but not be limited to, all expenses for notification of customers and the destruction or return of the recalled Product, as well as all reasonable out-of-pocket costs and expenses incurred by Customer and Greatbatch. In the event any recall is attributable to a breach of any of the warranties provided in Section 3.3, Greatbatch will credit Customer’s account for the Products recovered and returned to Customer or Greatbatch (or destroyed at Customer’s request).
6.    Intellectual Property.
6.1    The Parties’ respective rights and obligations regarding Intellectual Property in the Development Agreement are as set forth in the Development Agreement between the Parties, which provisions are incorporated herein by reference. For purposes of determining the scope of “Incorporated GB Property” that will apply to the license rights hereunder, the term “Deliverables” shall be deemed to include, in addition to the Deliverables as defined in the Development Agreement, any additional Deliverables as defined in this Supply Agreement. Solely for purposes of applying the Intellectual Property provisions hereunder, any changes to Products made pursuant to Section 1.2 (Change Orders) of this Supply Agreement or otherwise mutually agreed in writing shall be treated as if developed under a Project Plan pursuant to the Development Agreement.
6.2    Trademarks. Except as set forth in this Agreement, neither party grants the other party the right to use its trademarks, trade names, logos or other designations in any promotion or publication without first obtaining the other party’s prior written consent.
6.3    Non-Exclusive License to Use Customer’s Intellectual Property. Customer grants to Greatbatch a royalty-free, fully paid-up, worldwide, non-exclusive license and right, during the Term, to use Customer’s Intellectual Property rights and interests as useful or necessary in connection with Greatbatch’s performance of its obligations under this Agreement, including, but not limited to, the use of Customer’s right and interest in any trade names, logos and trademarks for the purpose of manufacturing the Products for supply to Customer under this Agreement, including, but not limited to, labeling and packaging of the Product. Each use of any Customer trademark, trade name or logo belonging to Customer that is used on or in conjunction with the Product will inure to the benefit of Customer.
6.4    This Section 6 (Intellectual Property) shall continue in full force and effect and shall not terminate or expire notwithstanding the expiration or termination of this Agreement.
7.    Indemnification and Insurance.
7.1    Indemnification by Customer. Customer will indemnify, defend and hold harmless each of the Greatbatch Indemnified Parties against any and all Third Party claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses (“Losses”) which the Greatbatch Indemnified Parties may incur or suffer (including, but not limited to, reasonable legal fees) to the extent caused by (a) the breach by Customer of any of its representations, warranties, covenants or agreements contained in this Agreement, (b) the negligence, fault or wrongful conduct of Customer, (c) the negligent storage, handling, modification, distribution, marketing or sale of any of the Products (including, but not limited to, any alleged defects of the medical devices containing a Product that cause any personal injury or death after shipment by Greatbatch, (d) any statement, promise, representation or warranty made by Customer or by any agent or distributor of Customer to a purchaser beyond the limited warranty made by Greatbatch in this Agreement, (e) modification or alteration of any Product after shipment by Greatbatch, (f) materials, components, directives or instructions given by Customer to Greatbatch, (g) any claim by a third party that Customer’s manner of use of the Products infringes the proprietary rights of the third party or (h) any claim by a third party that Greatbatch’s use of any materials or specifications provided by Customer infringes any proprietary rights, provided, however, no obligation to indemnify, defense, or hold harmless will apply to Losses to the extent caused by the negligence or willful misconduct of Greatbatch Indemnified Parties.
7.2    Indemnification by Greatbatch.
Greatbatch will indemnify, defend and hold harmless each of the Customer Indemnified Parties against any and all Third Party claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses which the Customer Indemnified Parties may incur or suffer (including, but not limited to, reasonable legal fees) to the extent caused by (i) any actual or alleged death or bodily injury to any individual was caused solely by Greatbatch’s breach of its warranties hereunder, (ii) Greatbatch knowingly infringed the intellectual property rights of a third party in the production of Products hereunder. However, Greatbatch will have no liability to Customer or any obligation to indemnify, defend and hold harmless any of the Customer Indemnified Parties under the preceding sentence to the extent that any claim is based upon any (a) use of the Product in a manner for which it was not designed or intended, (b) modification of the Product by Customer or any third party, (c) Greatbatch’s compliance with Customer’s designs, specifications or instructions, or (d) negligence or willful misconduct or Customer or Customer Indemnified Parties.
7.3    Indemnification Procedure.
(a)    A party seeking indemnification under this Article 7 (the “Indemnified Party”) must give the other party (the “Indemnifying Party”) written notice of any claim within [***] after it first learns of such claim.
(b)    The Indemnifying Party has the right to defend, or at its option to settle, and the Indemnifying Party agrees, at its own expense, to defend or at its option to settle, any indemnified claim, suit or proceeding brought against the Indemnified Party, subject to the limitations below. The Indemnifying Party will have sole control of any such action or settlement negotiations and agrees to pay, subject to the limitations below, any judgment entered against the Indemnified Party on such issues in any suit or proceeding defended by the Indemnifying Party.
(c)    The Indemnified Party agrees, at the Indemnifying Party’s expense, to cooperate with the Indemnifying Party and satisfy any reasonable request for information and assistance relating to any efforts to settle or defend any such claim, suit or proceeding. The Indemnified Party may not settle or compromise any claim without the prior written consent of the Indemnifying Party.
7.4    Insurance.
(a)    Greatbatch shall procure and maintain product liability insurance in such amounts as ordinary good business practice for its type of business would make advisable and shall provide Customer with evidence of this coverage; provided, however, that in no case shall the limits of such coverage be less than the following (but subject to any deductible or self-insured retention (SIR)):

Bodily Injury:	$[***]	Each Occurrence
	$[***]	General Aggregate

Property Damage:	$[***]	Each Occurrence
	$[***]	General Aggregate
Upon request, Greatbatch shall provide Customer with an insurance certificate on or before January 30th of each year concerning the year started specifying the amounts stated in this Section 7.4 including the SIR.
(b)    Customer shall procure and maintain product liability insurance in such amounts as ordinary good business practice for its type of business would make advisable and shall provide Greatbatch with evidence of this coverage; provided, however, that in no case shall the limits of such coverage be less than the following (but subject to any deductible or SIR and such coverage amounts may be satisfied by a combination of primary and excess coverage):

Product Liability Insurance:	$[***]	Each Occurrence
	$[***]	General Aggregate

Commercial General	$[***]	Each Occurrence
Liability Insurance:	$[***]	General Aggregate
(inclusive of excess)
Upon request, Customer shall provide Greatbatch with an insurance certificate on or before January 30th of each year concerning the year started specifying the amounts stated in this Section 7.4 including the SIR.
8.    Force Majeure.
8.1    Force Majeure. Neither party will be in default under this Agreement, because of any failure to perform any of its obligations under this Agreement (other than payment obligations) if such failure arises from causes beyond the control of such party and without the fault or negligence of such party, including, but not limited to, Acts of God, acts of the public enemy, terrorism, acts of the government, fires, floods, earthquakes, epidemics, pandemics quarantine restrictions, strikes, freight embargoes, failure of carriers, and inability to obtain materials.
8.2    Notice. If it appears that either party’s performance under this Agreement may be delayed by an event of force majeure, such party will notify the other party as soon as practicable. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of force majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder (other than the obligation to pay any amounts due and owing) to the extent that such suspension is commercially reasonable.
9.    Term and Termination.
9.1    Term.
(a)    Definitions.
“Initial Term” means the period commencing on the Effective Date and continuing until the date that is [***] years after the First Commercial Sale.
“Term” means the Initial Term together with any Renewal Terms added pursuant to this Section 9.1.

(b)    Automatic Renewal Buffer.
Unless earlier terminated pursuant to this Agreement, the Agreement shall remain in effect for the Term. Once [***] years remain in the Term, the Term will be automatically extended for [***] year (each such [***] extension, a “Renewal Term”). No action by either Party is required for any Renewal Term to occur.
(c)    Notice of Non-Renewal.
Either Party may deliver a written notice of non-renewal at any time. Upon delivery of such notice, no additional Renewal Terms shall occur, and the Agreement shall expire at the end of the then-current Term.
(d)    Last Time Buy.
Customer may issue one or more purchase orders designated as a “Last Time Buy” for Products at any time during the [***] immediately preceding the effective date of expiration or Customer termination of this Agreement. The aggregate quantity of Products ordered pursuant to this Section shall not exceed [***] of the quantity of Products included in the most recent twelve- month rolling forecast provided pursuant to Section 2.9. Any Last Time Buy purchase order shall remain binding and enforceable notwithstanding the expiration or termination of this Agreement. The price for any Product that is scheduled for delivery after expiration of the then current Term will be increased by [***] from the then current price listed in the applicable volume tier of Schedule C. The Last Time Buy order is not cancellable.
(e)    Definition of First Commercial Sale.
“First Commercial Sale” means the earliest date on which Customer first ships a Product, after FDA approval of the Product, to a hospital or other healthcare provider pursuant to a binding commercial sale.
9.2    Termination for Breach or Insolvency. Notwithstanding Section 9.1, this Agreement may be terminated by either party upon written notice to the other party in the event of (a) a breach of any material term of this Agreement by the other party that is not cured within 30 calendar days in the case of a payment default and otherwise 60 calendar days, after receipt of written notice specifying the nature of and basis for the asserted breach or (b) the commencement by or against the other party of any bankruptcy, insolvency or reorganization proceeding which has not been dismissed within 60 days after commencement. Upon the termination of this Agreement by Greatbatch under this Section 9.2, Customer will reimburse Greatbatch for all finished good inventory, WIP, Product specific non-returnable purchased material and any non-cancelable purchase orders outstanding with Greatbatch suppliers.
9.3    [***]. In the event of a termination pursuant to this Section 9.3, the Customer will pay Greatbatch (a) any outstanding invoices, (b) for any work performed that has not previously been paid, and (c) for any additional materials, components, tooling, or fixtures not previously paid, including any non-cancellable purchase orders to Greatbatch suppliers.
9.4    Notwithstanding anything to the contrary herein, Customer may terminate this Agreement and/or elect not to be subject to the Customer Obligation if Greatbatch fails to supply non-defective Products on or before the delivery dates contained on a Firm Purchase Order in accordance with this Agreement with respect to at least eighty percent (80%) of the amount of the Product scheduled to be delivered to Customer over any 12 month rolling period or (b) the Product is subject to an Epidemic Failure caused by Greatbatch or (c) Greatbatch is unable to continue manufacturing of the Products for a period greater than 120 days, including due to noncompliance or order of a Government Authority.
10.    Proprietary Information.
10.1    Non-Disclosure. Each party acknowledges that all Proprietary Information disclosed or provided by, or discovered, invented, authorized or otherwise created by, the other party or any of its respective Affiliates pursuant to this Agreement is confidential and proprietary to such other party or its respective Affiliates, and each party agrees to (a) maintain such Proprietary Information in confidence during the Term and thereafter and (b) use such Proprietary Information solely for the purpose of exercising its rights and performing its obligations hereunder. Each of Greatbatch and Customer covenants that neither it nor any of its respective affiliates will disclose any such information to any third party except to its employees and agents who are subject in writing to substantially the same confidentiality obligations as the parties. The confidentiality obligations set out in this section 10, as they apply to Proprietary Information disclosed prior to termination, will survive termination for a period of 3 years; provided, however, that each party’s obligations hereunder shall survive and continue in effect thereafter with respect to any Propriety Information that is a trade secret under applicable law.
10.2    Exceptions. Notwithstanding Section 10.1, the restrictions provided in this Article 10 will not apply to information that is (and such information will not be considered confidential or proprietary under this Agreement) (a) already in the public domain as of the Effective Date or becomes publicly known through no act, omission or fault of the receiving party or any third party to whom the receiving party provided such information; (b) with respect to Proprietary Information, is or was already in the possession of the receiving party at the time of disclosure by the disclosing party; (c) is disclosed to the receiving party on an unrestricted basis from a third party not under an obligation of confidentiality to the other party or any Affiliate of such other party with respect to such information; or (d) information that is similar in nature to the purported Proprietary Information but has been independently created, as evidenced by written or electronic documentation, without any aid, application or use of the confidential Proprietary Information. A disclosure as required by Applicable Law will not be considered to be a violation of this Article 10, provided that the receiving party uses reasonable efforts to give the disclosing party advance notice of such required disclosure in sufficient time to enable the disclosing party to seek confidential treatment for such information, and provided further that the receiving party provides all reasonable cooperation to assist the disclosing party to protect such information and limits the disclosure to that information which is required by Applicable Law to be disclosed. Moreover, either party may use Proprietary Information to enforce the terms of this Agreement or any ancillary agreement between the parties or their Affiliates if it gives reasonable advance notice to the other party to permit the other party a sufficient opportunity to take any measures to ensure confidential treatment of such information and the disclosing party will provide reasonable cooperation to protect the confidentiality of such information.
10.3    Certain Disclosures and Uses. Notwithstanding anything else in this Agreement to the contrary each party may disclose the other party’s Proprietary Information(a) in confidence to its employees, contractors, and permitted sublicensees (as authorized under this Agreement) consultants, and who have a legitimate need to know such information for the purposes contemplated by this Agreement and the rights provided herein. (b) in confidence in connection with the sale or license of substantially all of its business to which to which this Agreement relates or the sale of the Party, whether by stock sale, merger, acquisition or other consolidation, so long as, in each case, the third party to which the disclosure is made is bound to maintain the confidentiality of the disclosed information on terms consistent with those set forth in this Agreement.
Further, either party may elect to disclose Proprietary Information to Government Authorities that regulate medical devices and the businesses of the parties, in each case, with the same degree of care as it uses for maintaining its own Proprietary Information.
Further, the Customer may make available the Product, the Wolfgang 2 System and its related components, and, with respect to the foregoing, the related user documentation that typically provided to users, including patients, hospitals, and healthcare professionals, of the Products.
10.4    Injunctive Relief. The parties agree that a violation of the covenants set forth in Article 6 and this Article 10 will cause damages to the other party that are significant, material and difficult or impossible to adequately measure and the injured party will be entitled to seek and obtain injunctive or other equitable relief compelling compliance in terms of this Agreement (in addition to any other remedies available, including, but not limited to, monetary damages).
10.5    Other Non-Disclosure Agreement. This Agreement will not affect the existence of any Non-Disclosure Agreement between the parties. Notwithstanding the immediately preceding sentence, any Proprietary Information disclosed or made available in connection with this Agreement will be subject to the terms of this Agreement and not any such Non-Disclosure Agreement.
11.    Management and Other Matters.
11.1    Meetings. The parties will attempt to meet, [***] for purposes of a strategic business review focused on expanding their business relationship. The meetings will be coordinated by Customer’s Procurement Manager and Greatbatch’s Account Manager.

11.2    Agenda. The agenda items for each meeting will include:
(a)    Greatbatch’s performance in meeting Customer’s quality and delivery requirements;
(b)    Ongoing Product development projects;
(c)    Technology exchange focused on understanding Customer’s needs and Product direction and Greatbatch’s available and emerging technologies; and
(d)    Options to improve pricing and commitment as well as opportunities to expand the business relationship through the quoting of new products.
11.3    Each party shall, in response to any complaint, or in defense by the other party of any litigation, hearing, regulatory proceeding or investigations relating to the Products, make available to the other party during normal business hours and upon reasonable prior written notice, such party’s employees and records reasonably necessary to permit the effective response to, defense of, or investigation of such matters, subject to appropriate confidentiality protections. Any charges for such assistance will be agreed upon by the parties in advance.
11.4    Epidemic Failure.
(a)    An “Epidemic Failure” means, for the purposes of this Agreement only, a series of repeating failures over time of a Product to meet the Specifications for the Product. Within [***] after an Epidemic Failure is identified by either party, Greatbatch will provide to Customer a preliminary plan for diagnosing the problems, which plan Greatbatch will review on Customer’s request. Both parties will work together to jointly diagnose the root cause and plan a solution or corrective action. Greatbatch shall prepare and consult with Customer regarding an appropriate action plan. Greatbatch and Customer shall mutually agree on a corrective action plan, customer notification, replacement scheduling and remediation, which may include a recall, field action, and return inventory replacement, and repair. Notwithstanding the foregoing, Customer may undertake any and all action necessary independently of Greatbatch to correct the Epidemic Failure and shall communicate such action to Greatbatch.
12.    Miscellaneous
12.1    Relationship. The relationship of Customer and Greatbatch pursuant to this Agreement is that of independent contractors. Neither party has, and will not, represent that it has any power, right or authority to bind or to incur any charges or expenses on behalf of the other party or in the other party’s name without the written consent of the other party.
12.2    Successors and Assignment.
(a)    This Agreement shall not be assignable by either Party without the prior written consent of the other Party; provided, however, that upon [***] prior written notice, either Party may assign this Agreement (a) to any of its Affiliates, provided that the assigning Party remains primarily liable for its obligations hereunder, or (b) to any third party that acquires all or substantially all of the assets of such Party to which this Agreement relates, provided that the assignee has the financial and technical capability to perform the assigning Party’s obligations and agrees in writing to assume and perform all such obligations. Consent under this Section shall not be unreasonably withheld, conditioned, or delayed, and any objection must be stated in writing with reasonable detail within such [***] period.
12.3    Entire Agreement. This Agreement including, but not limited to the Schedules and Exhibits, constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to the subject matter of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall amend, modify, or supersede (i) the surviving provisions, as identified in Section 9.7 of the Engineering Agreement (as hereafter defined), of that certain Engineering Agreement dated October 3, 2011 between Customer and C.C.C. del Uruguay S.A (“Engineering Agreement”), (ii) any quality agreements entered into between the Parties from time to time, or (iii) the Development Agreement, including any amendments, modifications, or restatements of the foregoing, each of which shall remain in full force and effect in accordance with its terms.
12.4    Governing Law. This Agreement is governed by, and interpreted and construed in accordance with, the internal laws of the State of New York; without giving effect to principles of conflicts of laws of any jurisdiction. EACH PARTY WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.
12.5    Survival. All of the representations, warranties, and indemnifications made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the expiration or termination hereof, including, but not limited to, Articles 2, 3, 4, 5, 6, 7, 8, 9, 10 and 12 will survive the expiration or termination and continue thereafter in full force and effect, subject to applicable statutes of limitations.
12.6    Amendment; Waiver. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement may not be construed to be a waiver of such provisions nor the right of either party to enforce such provisions in the future. No waiver of any breach of this Agreement will be held to be a waiver of any other or subsequent breach.
12.7    Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.
12.8    Titles and Headings; Construction. The titles and headings to Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement is to be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted. The term including means “including, but not limited to.” All references to “Sections” or “Articles” are to sections and articles of this Agreement unless specifically identified otherwise or the context otherwise requires.
12.9    Notices. All notices or other communications to a party required or permitted hereunder must be in writing and must be sent by certified mail, return receipt requested, postage prepaid, or by facsimile transmission with confirmation sent by certified mail as above, or by courier, such as Federal Express, DHL or the like, with confirmation of receipt by signature requested, directed to the other party at its mailing address set forth below, or to such other address as the party may from time to time designate by prior notice in accordance with this Section 12.9. Notwithstanding the foregoing, all notices or communications other than those relating to (i) a breach of this Agreement, (ii) indemnification under Article 7, or (iii) termination of this Agreement (“Formal Notices”), may also be delivered by electronic mail to the email addresses set forth below (or such other email addresses as a Party may designate in writing from time to time), and shall be deemed effective upon transmission provided that no bounce-back or error message is received by the sender. For the avoidance of doubt, the obligation to send a copy under this Section 12.9 shall apply only to Formal Notices.
if to Customer, to:
MicroTransponder, Inc.
2802 Flintrock Trace, Ste. 226
Austin, TX 78738
Attention:
Fax:
Email:
With a copy to:
MicroTransponder, Inc.
2802 Flintrock Trace, Ste. 226
Austin, TX 78738
Attention:
Fax:
Email:
if to Greatbatch, to:
Attention:
Email:

With a copy to:
Greatbatch Ltd.
Attention:
Email:
Any communication sent in accordance with this Section 12.9 will be deemed duly given upon dispatch, subject to proof of receipt; provided, however, the effectiveness of email communications shall be governed solely by the email provisions above.
12.10    Severability. If any provision of this Agreement is held invalid by a court of competent jurisdiction, such provision will be enforced to the maximum extent permissible and the remaining provisions will nonetheless be enforceable according to their terms.
12.11    Arbitration. Except as set forth in Section 10.4, all disputes and controversies arising out of or relating to this Agreement or any of the other documents to be delivered hereunder, or the performance, breach, validity, interpretation or enforcement thereof that are not resolved through negotiation, mediation other forms of alternative dispute resolution, will be resolved by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (the “Rules”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. A party may initiate arbitration by sending written notice of its intention to arbitrate to the other party and to the AAA office located in Dallas, Texas (the “Arbitration Notice”). The Arbitration Notice will contain a description of the dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in Dallas, Texas before an independent and impartial arbitrator experienced in legal matters related to the medical device industry. In no event may the demand for arbitration be made after the date when the initiation of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by applicable law set forth in Section 13.4. The arbitrator will deliver his or her decision in writing, together with the summary of the reasons for the decision, including citations to legal authority to the extent appropriate. The decision of the arbitrator will be final and binding on both parties and their successors and permitted assignees. The parties agree that, notwithstanding anything to the contrary in this Section 12.11, any award made by the arbitrator will be consistent with the terms of this Agreement and that any award will be restricted to a remedy that would be available to a party under this Agreement.
12.12    Export Restrictions. Customer understands and acknowledges that the Products and services may be controlled by U.S export laws and regulations, including, but not limited to, the Export Administration Act (“EAA”), Export Administration Regulations (“EAR”) (15 CFR 730-774), Arms Export Control Act (“AECA”), International Traffic in Arms Regulations (“ITAR”) (21 CFR 120-130) and the Office of Foreign Assets Control Regulations (“OFAC”) (31 CFR 500 et al.). Each Party is responsible for compliance with all applicable import and export regulations, including, but not limited to, the EAA, EAR, AECA, ITAR and OFAC.
12.13    Authority. Greatbatch is executing this Agreement on behalf of itself and as agent for its Affiliates.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the dates set forth below, with this Agreement remaining effective as of September 24, 2025

GREATBATCH LTD.

By:	/s/ Jim Stephens
Name:	Jim Stephens
Title:	President
Date:	12/18/2025

MICROTRANSPONDER, INC.

By:	/s/ Prashant Rawat
Name:	Prashant Rawat
Title:	Chief Operating Officer
Date:	12/18/2025

SCHEDULE A
DEFINED TERMS
When used in this Agreement, each of the following terms has the meaning specified below:
1.    “Affiliate” means any other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first entity, including, but not limited to, other entities which become Affiliates after the date of execution of this Agreement. “Control” of an entity shall mean ownership of 50 percent or more of the total voting securities or other voting interests of the entity.
2.    “Applicable Laws” means all applicable international, federal and state laws, rules and regulations.
3.    “Customer” has the meaning set forth in the preamble.
4.    “Customer Indemnified Parties” means Customer and its Affiliates and each of their officers, directors, shareholders, employees, agents, successors and assigns.
5.    “Deliverables” means the Products, the Wolfgang 2 IPG Clinical Programmer Application, the Wolfgang 2 Mobile Application Software, the Wolfgang 2 System, and any other goods, materials, or services delivered by Greatbatch pursuant to this Agreement or a change order. To the extent not already included by the foregoing, Deliverables will be deemed to include the documentation and technical information that is included in the design history file, the device master file, and the device history file for the Wolfgang 2 System and its related components, as may be updated from time to time.
6.    “Development Agreement” means the development agreement entered into between Greatbatch and the Customer dated September 24, 2024.
7.    “Effective Date” means the date this Agreement is effective as set forth in the introductory paragraph of this Agreement.
8.    “FDA” means the United States Food and Drug Administration.
9.    “Finished Medical Device” means the finished medical device in which a Product will be incorporated.
10.    “Firm Purchase Order” has the meaning set forth in Section 2.5.
11.    “Field of Use” means the field of delivering electrical stimulation to the vagus nerve [***].
12.    “Government Authority” means any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality, or regulatory body, including the FDA and any Person performing government like functions under the authority of the government, including notified bodies.

13.    “Greatbatch” has the meaning set forth in the preamble.
14.    “Greatbatch Indemnified Parties” means Greatbatch and its Affiliates and each of their officers, directors, shareholders, employees, agents, successors and assigns.
15.    “Indemnified Party” has the meaning set forth in Section 7.3.
16.    “Indemnifying Party” has the meaning set forth in Section 7.3.
17.    “Intellectual Property” means all intellectual property (whether or not patented or registered), patents, trademarks, service marks and registrations thereof and applications therefor, copyrights and copyright registrations and applications, mask works and registrations thereof, know-how, trade secrets, inventions, discoveries, ideas, technology, data, information, processes, drawings, designs, licenses, computer programs and software, and technical information, including, but not limited to, material specifications, processing instructions, equipment specifications, product specifications, confidential data, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto and all amendments, modifications and improvements to any of the foregoing and all rights, title, and interest in the Intellectual Property.
18.    “Legal Manufacturer” means the “legal manufacturer” as defined by Applicable Law.
19.    “Lead Time” for a Product means the time period from order acknowledgement of a Firm Purchase Order to delivery for that Product. The Lead Time for each Product is set forth in Exhibit B.
20.    “Wolfgang 2 IPG” means the Product described on Exhibit B, including any alterations, revisions, or improved versions to the Wolfgang 2 IPG that the parties may mutually agree to in writing. For the purposes of clarity, there may be more than 1 model or version of the Wolfgang 2 IPG in use at any given time.
21.    “Wolfgang 2 Clinical Programmer Application” means the clinical programmer application to be developed pursuant to the Development Agreement, including any alternations, revision, or improved versions that the parties may mutually agree to in writing.
22.    “Wolfgang 2 Mobile Application” means the mobile application to be developed pursuant to the Development Agreement, including any alternation, revision, or improved versions that the parties may mutually agree to in writing.
23.    “Wolfgang 2 System” means a system that includes any combination of the Wolfgang 2 IPG, the Wolfgang 2 Clinical Programmer Application, and the Wolfgang 2 Mobile Application.
24.    “Minimum Production Volume” has the meaning set forth in Section 2.6.
25.    “New Information” means any and all ideas, inventions, data, writings, discoveries, improvements, or materials not generally known to the public, which may arise or be conceived or developed by either party or jointly, during the Term, to the extent related to any Product.

26.    “Person” means any natural person, corporation, firm, business trust, limited liability company, joint venture, association, organization, company, partnership, or other business entity, or any government, or any agency or political subdivisions thereof.
27.    “Products” means the items to be designed, developed, manufactured and sold by Greatbatch to Customer as identified more fully on Schedule B hereto, as well as follow-on, modified, or improved versions of such products that the parties may mutually agree in writing to be subject to this Agreement.
28.    “Proprietary Information” means information or materials provided in connection with this Agreement by either Customer or Greatbatch, or their respective Affiliates, to the other party or its Affiliates, during the Term, including, but not limited to, information and materials in relation to research, development, manufacturing, promotion, marketing, any agreement or pending agreement with a third party, distributing and selling of the Products hereunder, and information and materials on substances, formulations, techniques, technology, equipment, data, reports, know-how, sources for supply, patent position, business plans and other general business and operational processes and procedures. With respect to each party, Proprietary Information includes, but is not limited to, New Information other than New Information discovered, invented, authored or otherwise created solely by the other party. Each party’s Proprietary Information, includes, but is not limited to, its Intellectual Property and improvements.
29.    “Quality Agreement” means the quality agreement executed by the parties effective June 9, 2016, as amended from time to time.
30.    “RMA” means a return materials authorization.
31.    “Safety Stock” shall mean the level of finished Products to be maintained by Greatbatch, in excess of the amount required to meet Customer’s purchase orders, minimum order quantities or component lead times, agreed to by the parties from time to time.
32.    “Specifications” means the specifications described or set forth on Exhibit B of this Agreement.
33.    “Term” means the period of time commencing upon the Effective Date and expiring on the date identified in Section 9.1.
34.    “Third Party” means any Person other than either party and its Affiliates.
35.    “Warranty Period” has the meaning set forth in Section 3.3.
36.    “WIP” means work in progress.

SCHEDULE B
PRODUCTS, LEAD TIMES, SPECIFICATIONS

SCHEDULE C
PRICING

SCHEDULE D
MANUFACTURING LOCATIONS